MARKET INFORMATION AND GRAPHS

Value Destroyed 01 Dec 04		GFI (JSE)	HAR (JSE)	ANG (JSE)	Gold
	15 Oct 04	R94.00	R83.50	R239.00	$418.10
	30 Nov 04	R82.20	R62.00	R233.45	$453.90
	% Change	-12.55%	-25.75%	-2.32%	7.89%
	(Loss)/Gain	(R5.80bn)	(R6.90bn)	(R1.47bn)	

Total value destroyed to date by the Harmony bid: R12.70bn

RELATIVE SHARE PRICES OF GOLD FIELDS, HARMONY AND ANGLO GOLD ASHANTI SINCE OCTOBER 15 2004.


GFI
HAR
ANG
10%
5%
0%
-5%
-10%
-15%
-20%
-25%
-30%
18 Oct
25 Oct
01 Nov
08 Nov
15 Nov
22 Nov
29 Nov

Comparative share price: Gold Fields, Harmony & AngloGold Ashanti

GOLD PRICE


97000
96000
95000
94000
93000
92000
91000
90000
18 Oct
25 Oct
01 Nov
08 Nov
15 Nov
22 Nov
29 Nov

Gold Price (ZAR/kg)